CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Professionally Managed Portfolios and to the use of our reports dated July 30, 2010 on the financial statements and financial highlights of Brown Advisory Growth Equity Fund, Brown Advisory Value Equity Fund, Brown Advisory Flexible Value Fund, Brown Advisory Small-Cap Growth Fund, Brown Cardinal Small Companies Fund, Brown Advisory Small-Cap Fundamental Value Fund, Brown Advisory Opportunity Fund, Brown Advisory Maryland Bond Fund, and Brown Advisory Intermediate Income Fund, each a series of  Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                 /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 28, 2010